--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
   Maxtech Enterprises Limited                  Sohu.com Inc. (SOHU)                            to Issuer (Check all applicable)
                                                                                                    Director          X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give         Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ---- title below)     ---- (specify
    22/F, Hang Lung Centre                      Number of Reporting        Month/Year                                      below
    2-20 Paterson Street                        Person (Voluntary)         March/2001          -----------------  ------------------

--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
    Causeway Bay    Hong Kong                                              Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X__Form filed by More than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                      3/9/01    P (1)            290,000    A      $0.878                        D/I (2)      (2)
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   Common Stock                      3/12/01   P (1)            220,700    A      $0.8787                       D/I (2)      (2)
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   Common Stock                      3/13/01   P (1)            202,900    A      $0.925                        D/I (2)      (2)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                      3/14/01   P (1)             87,200    A      $1.0473                       D/I (2)      (2)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                      3/15/01   P (1)             75,500    A      $0.96875                      D/I (2)      (2)
------------------------------------------------------------------------------------------------------------------------------------

SEE ATTACHMENTS


------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                             Page 1 of 4



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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

------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

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Explanation of Responses:

SEE ATTACHMENTS


                                                                                  MAXTECH ENTERPRISES LIMITED


                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                      **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Name: George K. Chang
                                                                                    Title: Director

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                         Page 2 of 4
                                                                                                                     SEC 1474 (7-97)

Name and Address of Reporting Person:                Maxtech Enterprises Limited
                                                     22/F, Hang Lung Centre
                                                     2-20 Paterson Street
                                                     Causeway Bay, Hong Kong

Issuer Name and Ticker or Trading Symbol:            Sohu.com Inc. (SOHU)

Statement for Month/Year:                            March/2001

                                                       AMOUNT OF
                                                      SECURITIES
                                                      BENEFICIALLY       OWNERSHIP
                                                      OWNED AT END         FORM:
     NAME AND ADDRESS                                 OWNED AT END     DIRECT (D) OR      NATURE OF INDIRECT
    OF BENEFICIAL OWNER         TITLE OF SECURITY      OF MONTH         INDIRECT (I)     BENEFICIAL OWNERSHIP
    -------------------        ------------------     ------------     --------------    --------------------
Maxtech Enterprises Limited      Common Stock        6,360,219               D
22/F, Hang Lung Centre
2-20 Paterson Street
Causeway Bay, Hong Kong

Morningside Technologies, Inc.   Common Stock        6,360,219               I           Sole stockholder of Maxtech
22/F, Hang Lung Centre                                                                   Enterprises Limited.
2-20 Paterson Street
Causeway Bay, Hong Kong

Mitco Limited                    Common Stock          876,300               D
2nd Floor, Le Prince de Galles
3-5 Avenue des Citronniers
MC 98000 Monaco

Morningside CyberVentures        Common Stock        7,236,519               I           97.8% stockholder of Morningside
Holdings Limited                                                                         Technologies, Inc., and sole
2nd Floor, Le Prince de Galles                                                           stockholder of Mitco Limited
3-5 Avenue des Citronniers
MC 98000 Monaco

Verrall Limited, as trustee of   Common Stock        7,236,519               I           Sole stockholder of Morningside
The NTX-II Trust                                                                         CyberVentures Holdings Limited.
c/o Dickinson, Cruickshank &                                                             Verrall Limited controls
Co.                                                                                      indirectly, through The NTX-II
33/37 Athol Street                                                                       Trust, a 97.8% ownership interest
Douglas IM1 1LB                                                                          in Maxtech Enterprises Limited and
Isle of Man                                                                              a 100% ownership interest in Mitco
                                                                                         Limited.



Name and Address of Reporting Person:                Maxtech Enterprises Limited
                                                     22/F, Hang Lung Centre
                                                     2-20 Paterson Street
                                                     Causeway Bay, Hong Kong

Issuer Name and Ticker or Trading Symbol:            Sohu.com Inc. (SOHU)

Statement for Month/Year:                            March/2001

EXPLANATION OF RESPONSES:
------------------------

(1)   Purchased by Mitco Limited.

(2) Owned directly by Mitco Limited. Owned indirectly by Morningside CyberVentures Holdings Limited and Verrall Limited, as trustee of The NTX-II Trust.



Beneficial ownership of all indirectly owned securities reported on this Form are hereby disclaimed in excess of pecuniary interest therein.






                                  Page 4 of 4